Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 13, 2009, with respect to the consolidated financial statements, schedule, and internal control over financial reporting of Ligand Pharmaceuticals Incorporated appearing in the 2008 Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement on Form S-4 of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

San Diego, California

November 25, 2009